Exhibit 10.7

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED AS OF JULY 16, 2010 (THE "SUBORDINATION AGREEMENT") BY AND AMONG GENERAL FINANCE CORPORATION (THE "COMPANY"), UNION BANK (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, THE "SENIOR LENDER") AND LAMINAR DIRECT CAPITAL, L.L.C., TO THE INDEBTEDNESS (INCLUDING ACCRUED INTEREST) OWED BY THE COMPANY PURSUANT TO THAT CERTAIN COMMERCIAL CREDIT AGREEMENT DATED AS OF MARCH 28, 2008 BY AND BETWEEN THE COMPANY AND THE SENIOR LENDERS FROM TIME TO TIME PARTY THERETO, AND THE OTHER DOCUMENTS RELATED THERETO AS SUCH LOAN AGREEMENT AND OTHER DOCUMENTS HAVE BEEN AMENDED AND MAY BE FURTHER AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS THEREUNDER AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

INVESTMENT AGREEMENT

dated as of July 16, 2010

by and among

GENERAL FINANCE CORPORATION,
as the Borrower,

and

LAMINAR DIRECT CAPITAL, L.L.C.,
as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO

$15,000,000 Senior Subordinated Notes due July 16, 2013

i

6.15	Margin Regulations; Investment Company Act.	30
6.16	Disclosure.	30
6.17	Compliance with Laws.	30
6.18	Intellectual Property; Licenses, Etc.	30
6.19	Solvency.	31
6.20	Compliance with Securities Laws.	31
6.21	Transaction Representations.	31
6.22	[Intentinally Omitted].	31
6.23	Material Agreements.	31
6.24	Transactions with Affiliates.	32
ARTICLE VIA. REPRESENTATIONS AND WARRANTIES OF THE LENDERS		32
ARTICLE VII. AFFIRMATIVE COVENANTS		34
7.01	[Intentionally Omitted].	34
7.02	Modifications of Financial Covenants.	34
7.03	Remarketing Cooperation.	34
7.04	[Intentionally Omitted].	34
7.05	Financial Information, Etc.	35
7.06	Legal Existence; Etc.	36
7.07	Payment of Obligations.	36
7.08	[Intentionally Omitted].	36
7.09	[Intentionally Omitted]	37
7.10	Insurance.	37
7.11	Properties.	37
7.12	Compliance with Laws.	37
7.13	Additional Guarantors.	37
7.14	Payment of Obligations.	37
7.15	Material Agreements.	38
7.16	Books and Records.	38
7.17	Use of Proceeds.	38
ARTICLE VIII. NEGATIVE AND FINANCIAL COVENANTS		38
8.01	Anti-Layering.	38
8.02	Limitations on Ownership of Senior Indebtedness.	38
8.03	Modifications of Senior Transaction Documents and Pac-Van Credit Documents	38
8.04	Encumbrances.	39
8.05	Sale or Transfer of Assets	40
8.06	Merger and Consolidation.	40
8.07	Other Indebtedness.	40
8.08	Ownership of Subsidiaries.	40
8.09	Restricted Payments; Management Fees	40

8.10	ERISA Event.	41
8.11	Material Adverse Condition.	41
8.12	Investments.	41
8.13	[Intentionally Omitted].	42
8.14	Ownership.	42
8.15	Financial Covenants.	42
8.16	Prepayment of other Indebtedness.	43
8.17	[Intentionally Omitted].	43
8.18	Restrictions on Holding Companies.	43
8.19	Affiliate Transactions.	43
8.20	Changes to Organization Documents; Fiscal Year; Etc.	43
8.21	Restrictions on Activities of, and Investments in, GFN Mobile Storage.	43
ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES		44
9.01	Events of Default.	44
9.02	Remedies Upon Event of Default.	46
9.03	Other Remedies.	46
9.04	Rescission of Acceleration.	46
ARTICLE X. MISCELLANEOUS		47
10.01	Entire Agreement.	47
10.02	Reimbursement of Expenses.	47
10.03	Survival of Agreements and Representations and Warranties.	47
10.04	No Waiver.	48
10.05	Binding Effect; Participations.	48
10.06	Initial Holder.	48
10.07	Cumulative Powers.	48
10.08	Loss of Securities; Reissue of Securities in Lesser Denominations.	48
10.09	Communications.	49
10.10	Form, Registration, Transfer and Exchange of Notes; Lost Notes.	49
10.11	Confidentiality; Public Announcements.	51
10.12	Governing Law.	52
10.13	Headings.	52
10.14	Multiple Originals.	52
10.15	Amendment or Waiver.	53
10.16	Waiver of Jury Trial.	53
10.17	Consent to Jurisdiction and Service of Process.	53
10.18	Indemnification; Damage Waiver.	54
10.19	Regulatory Requirements.	55
10.20	USA Patriot-Act Notice.	55

ARTICLE XI. AGENCY PROVISIONS		55
11.01	Appointment.	55
11.02	Delegation of Duties.	56
11.03	Exculpatory Provisions.	56
11.04	Reliance by Administrative Agent.	56
11.05	Notices of Default.	57
11.06	Non-Reliance on the Administrative Agent and Other Lenders.	57
11.07	Indemnification.	57
11.08	The Administrative Agent in Its Individual Capacity.	58
11.09	Resignation of the Administrative Agent; Successor Administrative Agent.	58
11.10	Reimbursement by Lenders.	58

EXHIBITS AND SCHEDULES

SCHEDULES

3.01	Issue Price of Notes and Warrants
6.1	Environmental Compliance
6.18	IP Rights
6.23	Material Agreements
6.24	Affiliate Transactions
6.25	Capitalization
10.09	Addresses of Loan Parties and Lenders

EXHIBITS

A	Form of Note
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Solvency Certificate

v

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this "Agreement") is made and entered into as of July 16, 2010 among GENERAL FINANCE CORPORATION, a Delaware corporation (the "Borrower"), LAMINAR DIRECT CAPITAL, L.L.C., a Delaware limited liability company, as administrative agent (acting in such capacity, the "Administrative Agent") and the other lenders from time to time party hereto (collectively, the "Lenders" and each individually, a "Lender").

STATEMENT OF PURPOSE

A.           Pac-Van, Inc., an Indiana corporation ("Pac-Van"), issued senior subordinated notes to the Lenders in the aggregate original principal amount of $25,000,000 (the "Existing Notes") pursuant to the terms of that certain Investment Agreement dated as of August 2, 2006, among Pac-Van (as successor to PVI Acquisition Corporation), Mobile Office Acquisition Corp, a Delaware corporation ("MOAC"), the lenders from time to time party thereto, and the Administrative Agent (as successor to Laminar Direct Capital L.P.), as collateral agent for such lenders (such Investment Agreement, as amended by the First Amendment to Investment Agreement and Waiver dated as of August 23, 2007 and the Second Amendment to Investment Agreement dated as of September 23, 2008, the "Original Investment Agreement").

B.           GFN North America Corp., a Delaware corporation ("GFNA"), a wholly owned subsidiary of the Borrower was organized by the Borrower to acquire pursuant to the Parent Merger (defined below) all of the issued and outstanding Capital Stock of the MOAC and Pac-Van.

C.           Pursuant to the Parent Merger Agreement (as hereinafter defined), MOAC consummated a merger (the "Parent Merger") with GFNA in which GFNA was the surviving corporation and as a result of which GFNA (i) assumed all of the obligations and liabilities of MOAC, including becoming a party to and assuming all of the obligations of MOAC under the Original Investment Agreement and the other Loan Documents and (ii) acquired of the assets of MOAC, including all of the issued and outstanding Capital Stock of Pac-Van.

D.           In connection with the transactions contemplated by the Parent Merger Agreement, the Original Investment Agreement was amended and restated in its entirety pursuant to the terms of the Amended and Restated Investment Agreement dated as of October 1, 2008, among Pac-Van, GFNA, the lenders from time to time party thereto and the Administrative Agent, as collateral agent for such lenders the "Existing Investment Agreement").

E.           The parties to the Existing Investment Agreement intend to (i) repay a portion of the Existing Notes in an amount equal to $10,000,000 and (ii) exchange the remainder of the Existing Notes in an amount equal to $15,000,000 into the Notes hereunder, and (iii) terminate the Existing Investment Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01           Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

"Acquisition" means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Capital Stock or all or substantially all of the property, or a business unit or product line, of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

"Administrative Agent" has the meaning set forth in the first paragraph of this Agreement.

"Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such entity or individual or is a director, manager or executive officer of such entity.

"Agreement" has the meaning set forth in the first paragraph hereof.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment and Assumption" has the meaning set forth in Section 10.10.

"Attorney Costs" means and includes all reasonable fees, out of pocket expenses and disbursements of any law firm or other external counsel.

"Attributable Indebtedness" means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease, and (c) all Synthetic Debt of such Person.

"Audited Financial Statements" means a collective reference to (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended June 30, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

"Borrower" has the meaning set forth in the first paragraph of this Agreement.

"Borrower Intercreditor Agreement" means the Subordination and Intercreditor Agreement, dated as of the Closing Date among the Borrower, the Senior Lender and Laminar, as subordinated agent for the Lenders.

"Borrower Subsidiaries" means all Subsidiaries of the Borrower, other than any Foreign Subsidiary, GFN U.S. Australasia Holdings, Inc., a Delaware corporation and GFN Mobile Storage.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, TX or New York, NY.

"Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

"Capital Stock" shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Change of Control" means each and every issue, sale, transfer, pledge or other disposition, directly or indirectly, of shares of capital stock or other ownership interests, as applicable, which, after giving effect thereto, results in:

(a)           with respect to the Borrower:

(A)          any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any natural person that is an officer or director of, or any group consisting of natural persons that are officers or directors of, the Borrower as of the Closing Date and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 49% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right); or

(B)          during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(C)          any Person or two or more Persons acting in concert (other than any natural Person that is an officer or director of, or two or more natural Persons that are officers or directors of, the Borrower as of the Closing Date) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 49% or more of the combined voting power of such securities; or

(b)          with respect to GFNA, the Borrower failing to own legally and beneficially (directly or indirectly) eighty percent (80%) of the Capital Stock of GFNA; or

(c)          with respect to Pac-Van, GFNA failing to own legally and beneficially (directly or indirectly) one hundred percent (100%) of the Capital Stock of Pac-Van; or

(d)            with respect to each of the Subsidiaries of Pac-Van, Pac-Van failing to own legally or beneficially (directly or indirectly) one hundred percent (100%) of the Capital Stock of each such Subsidiary; or

(e)           there shall have occurred under the Senior Transaction Documents or the Pac-Van Credit Documents, a “Change of Control” or similar provision (as set forth in such Senior Transaction Documents or Pac-Van Credit Documents, as applicable).

"Change of Control Offer" has the meaning set forth in Section 4.05(a).

"Change of Control Payment" has the meaning set forth in Section 4.05(a).

"Change of Control Payment Date" has the meaning set forth in Section 4.05(a).

"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed to also refer to any successor sections.

"Compliance Certificate" has the meaning set forth in Section 7.05(c).

"Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income plus, without duplication the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries, (iii) depreciation and amortization expense, (iv) non-cash expenses of the Borrower resulting from the grant of stock options and other equity-based incentives or similar agreement to employees of the Borrower or any Subsidiary pursuant to a written plan of agreement, (v) foreign currency exchange gain (or loss) and (vi) interest income.  In addition, it is acknowledged and agreed that for the purposes of all calculations of Consolidated EBITDA hereunder, after the consummation of any Permitted Acquisition, income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the Person or property acquired shall, to the extent not otherwise included in such items for the Borrower and its Subsidiaries in accordance with GAAP, be included to the extent relating to any period applicable in such calculations.

"Consolidated Funded Debt" shall mean, as of any date of determination, all Funded Debt of the Borrower and the Subsidiaries of the Borrower on a consolidated basis.

"Consolidated Interest Expense" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, interest expense for such period, including but not limited to interest owed hereunder, under the Senior Indebtedness, the Pac-Van Indebtedness, the Royal Wolf Indebtedness and all imputed interest on Capitalized Leases.

"Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net income (or loss) for such period, excluding any gains from Dispositions, any extraordinary gains, and any gains from discontinued operations.

"Contractual Obligations" shall mean, with respect to any Person, any term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Default Rate" has the meaning set forth in Section 4.02(c).

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Disposition Proceeds" has the meaning set forth in Section 4.03(b).

"Dollar" and "$" mean lawful money of the United States.

"Eligible Transferee" means:  (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided, that, notwithstanding the foregoing, "Eligible Transferee" shall not include the Borrower, GFNA, Pac-Van, Ronald F. Valenta, Ronald L. Havner, Jr. or any of their Affiliates or Subsidiaries.

"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

"ERISA Affiliate" shall mean any (a) corporation which is or was at any time a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Loan Parties or any of their Subsidiaries; (b) partnership or other trade or business (whether or not incorporated) at any time under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Loan Parties or any of their Subsidiaries; and (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Loan Parties or any of their Subsidiaries, any corporation described in clause (a) above, or any partnership or trade or business described in clause (b) above.

"ERISA Event" means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

"Event of Default" has the meaning set forth in Section 9.01.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

"Existing Investment Agreement" has the meaning specified in the Statement of Purpose.

"Existing Notes" has the meaning specified in the Statement of Purpose.

"Financial Affiliate" means a Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

"Foreign Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person that is not organized under the laws of any political subdivision of the United States.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fund" means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial real estate loans and similar extensions of credit in the ordinary course of its business.

"Funded Debt" shall mean, with respect to any Person, without duplication, all Indebtedness of such Person other than Indebtedness of the type referred to in clauses (c) of the definition of "Indebtedness."

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"GFN Mobile Storage" means GFN Mobile Storage Group, Inc., a Delaware corporation.

"GFNA" has the meaning specified in the Statement of Purpose.

"Government Acts" shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

"Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term "Guarantee" as a verb has a corresponding meaning.

"Guarantors" shall mean, collectively, each direct and indirect Subsidiary of the Borrower (other than any Foreign Subsidiary, GFN Mobile Storage and GFN U.S. Australasia Holdings, Inc., a Delaware corporation) and each other Person that hereafter provides a guaranty of the Subdebt Obligations, in each case together with their successors and permitted assigns, and "Guarantor" shall mean any one of them.

"Indebtedness" means, with respect to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:  (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person or any other Person or any warrant, right or option to acquire such Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and  (h) all Guarantees of such Person in respect of any of the foregoing.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

"Indemnified Party" has the meaning set forth in Section 10.18.

"Ineligible Securities" means Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1993 (12 U.S.C. §24, Seventh), as amended.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any Debtor Relief Law.

"Intercreditor Agreements" means the Borrower Intercreditor Agreement and the Pac-Van Intercreditor Agreement, collectively.

"Interest Payment Date" has the meaning set forth in Section 4.02(a).

"Interest Period" means the period commencing on the date the Notes are disbursed or continued and ending on the date one, two or three months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interested Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)           no Interest Period shall extend beyond the Maturity Date.

"Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

"Investment" in any Person means (a) any Acquisition of such Person or its Property, (b) any other acquisition of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (c) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (d) any other capital contribution to or investment in such Person, including, without limitation, any Guarantee (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person.  Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the book value of such Property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Capital Stock as of the date of such contribution or payment, less the amount of all repayments and returns of principal or capital thereon to the extent paid in cash or Cash Equivalents (or, in the case of any Investment made with property other than cash, upon return of such property, by an amount equal to the lesser of the book value of such property at the time of such Investment or the fair market value of such property at the time of such return) and received after the Closing Date.  Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees.

"IPO", with respect to any Person, means an initial public offering of Capital Stock of such Person, or such Person becoming subject to the Exchange Act.

"IP Rights" has the meaning set forth in Section 6.18.

"IRS" means the United States Internal Revenue Service.

"Laminar" means Laminar Direct Capital L.L.C., a Delaware limited liability company, and its successors and assigns.

"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

"Lender" or "Lenders" has the meaning set forth in the introductory paragraph hereto and their respective successors and assigns.

"LIBOR" shall mean, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans for the applicable Interest Period under the caption British Bankers Association LIBOR Rates as of 11:00 a.m.  (London time), on the second full Business Day next preceding the first day of such Interest Period; divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB (or any successor thereto) for "Eurocurrency Liabilities" (as defined therein).  If (w) Bloomberg Professional Service no longer reports the LIBOR, (x) if such index no longer exists, (y) if Page BBAM 1 no longer exists or (z) it shall become illegal for Lenders to provide loans with an interest rate based upon "LIBOR", the Required Lenders may select a replacement index or replacement page, as the case may be, satisfactory to the Required Lenders.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan Documents" means this Agreement, the Notes, the Subdebt Guaranty and any guaranty or similar document executed by any Person or Persons and the Administrative Agent in connection with this Agreement, the exhibits and schedules attached to any of the aforementioned documents and any other documents entered into in connection therewith.
"Loan Parties" means, collectively, the Borrower and the Guarantors.

"Losses" has the meaning set forth in Section 10.18.

"Master Restructure Agreement" means the Master Restructure and Debt Exchange Agreement, dated as of the date hereof, among Pac-Van, GFNA, the lenders party to the Existing Investment Agreement and the Administrative Agent.

"Material Adverse Effect" means (a) a material adverse effect on the properties, assets, liabilities (actual or contingent), business, operations, prospects, income or condition (financial or otherwise) of Borrower or the Borrower and its Subsidiaries, (b) a material impairment of the ability of any Loan Party, to perform its obligations under any of the Loan Documents to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

"Maturity Date" has the meaning set forth in Section 4.01.

"MOAC" has the meaning specified in the Statement of Purpose.

"Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA and (a) which is, or within the immediately preceding six (6) years was, contributed to by any Loan Parties or any of their Subsidiaries or ERISA Affiliates or (b) with respect to which any Loan Parties or any of their Subsidiaries may incur any liability.

"Net Cash Proceeds" means:

(a)           with respect to any incurrence of any Indebtedness by any Loan Party, the aggregate amount of all cash received by such Loan Party in respect of such Indebtedness, net of all reasonable fees, discounts, commissions and expenses incurred by such Loan Party in connection therewith;

(b)           with respect to the sale of any asset by any Loan Party or any Recovery Event, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) or Recovery Event over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses incurred by such Loan Party in connection with such sale or Recovery Event, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith and (D) reasonable reserves for indemnification established in connection with such sale in accordance with GAAP; and

(c)           with respect to the sale of any Capital Stock by any Loan Party, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale over (ii) the underwriting discounts and commissions, fees and other out-of-pocket expenses, incurred by such Loan Party in connection with such sale.

"Note" or "Notes" has the meaning set forth in Section 2.01, as the same may be modified, supplemented, restated and/or amended from time to time in accordance with the terms hereof and thereof.

"Observer" has the meaning set forth in Section 7.01.

"Offering Memorandum" has the meaning set forth in Section 7.03.

"Organization Documents" means:  (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Original Investment Agreement" has the meaning specified in the Statement of Purpose.

"Other Taxes" has the meaning set forth in Section 4.07(b).

"Pac-Van" has the meaning specified in the Statement of Purpose.

"Pac-Van Credit Documents" means that certain Revolving Credit and Security Agreement, dated as of July 16, 2010, among PNC Bank, National Association, as a lender and as administrative agent and collateral agent, Wells Fargo Bank, National Association, as a lender and as syndication agent, the lenders from time to time party thereto, PNC Capital Markets LLC, as sole lead arranger and sole bookrunner, Pac-Van, as borrower and the guarantors party thereto.

"Pac-Van Indebtedness" means (a) the principal amount of any indebtedness of the Borrower and any of its Subsidiaries now existing or hereafter incurred or due under the Pac-Van Credit Documents (or under any agreement executed in connection with any extension, refinancing, refunding or renewal thereof (whether or not with the lenders party to the Pac-Van Credit Documents as of the date hereof or any third party lender), (b) interest (including any interest, accruing after the commencement of any action or proceeding under any bankruptcy, insolvency or other similar law, and any interest that would have accrued but for the commencement of any such proceeding, whether or not any such interest is allowed as an enforceable claim in such proceeding), (c) all obligations owing under any Swap Contract entered into with any person which, at the time such Swap Contract was entered into, was a lender or an Affiliate of a lender under the Pac-Van Credit Documents, and (d) any other obligations (including any fee or expense) due on or with respect to such Pac-Van Indebtedness or payable with respect to such Pac-Van Indebtedness; provided, however, that the aggregate principal amount of the Pac-Van Indebtedness

(including letters of credit) may not exceed at any time outstanding the amount permitted under the Pac-Van Intercreditor Agreement.

"Pac-Van Intercreditor Agreement" means the Subordination and Intercreditor Agreement, dated as of the Closing Date among Pac-Van, GFNA, PNC Bank, National Association, as administrative agent for the lenders under the Pac-Van Credit Documents and Laminar, as subordinated agent for the Lenders.

"Parent Merger" has the meaning specified in the Statement of Purpose.

"Parent Merger Agreement" means that certain Agreement and Plan of Merger dated as of July 24, 2008, by and among the Borrower, GFNA, Pac-Van, MOAC and the shareholders of MOAC, and all exhibits and schedules thereto; provided that the Required Lenders shall have approved any material amendment, supplement or other modification thereto (including, without limitation, the waiver of any material condition to closing).

"Parent Merger Documents" means the Parent Merger Agreement and each other document, instrument, certificate and agreement executed or delivered in connection therewith or otherwise referred to therein or contemplated thereby, and all exhibits and schedules thereto; provided that the Required Lenders shall have approved any material amendment, supplement or other modification thereto (including, without limitation, the waiver of any material condition to closing).

"Patriot Act" has the meaning set forth in Section 10.20.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Permitted Acquisition" means an Acquisition permitted pursuant to the terms of Section 8.12(e).

"Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

"Principal" has the meaning set forth in Section 4.01.

"PTE" has the meaning set forth in Article VIA.

"QPAM" has the meaning set forth in Article VIA.

"QPAM Exception" has the meaning set forth in Article VIA.

"Recovery Event" shall mean the receipt by any Loan Party or any Borrower Subsidiary of any cash insurance proceeds or condemnation or expropriation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

"Regulatory Requirement" has the meaning set forth in Section 10.19.

"Related Parties" means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

"Required Lenders" means, as of the date of any determination, Lenders holding more than 51.0% of the outstanding Principal of the Notes.

"Resale Materials" has the meaning set forth in Section 7.

"Responsible Officer" means the chief executive officer, president, vice president, chief financial officer, treasurer or corporate controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Capital Stock of any Person or any of its Subsidiaries, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Capital Stock, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or (c) any option, warrant or other right to acquire any such dividend or other distribution or payment.

"Royal Wolf Credit Documents" means all documents and instruments evidencing the Indebtedness of GFN U.S. Australasia Holdings, Inc. and its Subsidiaries to each of Australia and New Zealand Banking Group Limited and Bison Capital Australia, L.P. and any refinancings thereof.

"Sarbanes Oxley" means the Sarbanes-Oxley Act of 2002.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

"Securities Laws" means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

"Senior Lender" means Union Bank, in its capacity as the lender under the Senior Credit Agreement (and its successors and assigns pursuant to the terms of the Senior Credit Agreement)

"Senior Credit Agreement" means the Commercial Credit Agreement dated as of March 28, 2008, among the Borrower, the Senior Lender, the other lenders party thereto, or any agreements refinancing, replacing or otherwise restructuring all or any portion of the Senior Indebtedness under such agreements or any successor or replacement agreement and whether with the same or any other agent, lender or group of lenders (as amended by the First Amendment thereto dated as of March 3, 2009, and as thereafter refinanced, replaced, restructured, amended or otherwise modified from time to time in accordance with its terms and the terms of this Agreement (including but not limited to Section 8.03) and the Borrower Intercreditor Agreement).

"Senior Indebtedness" means (a) the principal amount of any indebtedness of the Borrower now existing or hereafter incurred or due under the Senior Credit Agreement (or under any agreement executed in connection with any extension, refinancing, refunding or renewal thereof (whether or not with the lenders party to the Senior Credit Agreement as of the date hereof or any third party lender) and under the other Senior Transaction Documents, (b) interest (including any interest, accruing after the commencement of any action or proceeding under any bankruptcy, insolvency or other similar law, and any interest that would have accrued but for the commencement of any such proceeding, whether or not any such interest is allowed as an enforceable claim in such proceeding),  (c) all obligations owing under any Swap Contract entered into with any person which, at the time such Swap Contract was entered into, was a Senior Lender or an Affiliate of a Senior Lender under the Senior Credit Agreement, and (d) any other obligations (including any fee or expense) due on or with respect to such Senior Indebtedness or payable with respect to such Senior Indebtedness; provided, however, that the aggregate principal amount of the Senior Indebtedness (including letters of credit) may not exceed at any time outstanding $1,000,000 (as reduced by the amount of all permanent commitment reductions on revolving loan facilities); provided, further, however, that any and all amendments, modifications, renewals, replacements, restatements, supplements, extensions and refinancings of the Senior Transaction Documents must comply with, and are subject to, the terms of Section 8.03 of this Agreement and the Borrower Intercreditor Agreement.  Notwithstanding anything to the contrary in the foregoing, "Senior Indebtedness" shall not include that portion of indebtedness (and any interest, premium, fees, expenses or other amounts due thereon or related thereto) incurred or arising under the Senior Transaction Documents that is incurred in violation of the provisos in the preceding sentence.

"Senior Transaction Documents" means the Senior Credit Agreement, each of the notes and loans representing Senior Indebtedness and each of the guaranties and other security documents securing such Senior Indebtedness and each document and agreement refinancing, replacing or otherwise restructuring all or any portion of the Senior Indebtedness under such agreements or any successor or replacement agreement and whether with the same or any other agent, lender or group of lenders, in each case as refinanced, replaced, amended, modified, supplemented or restated from time to time, in accordance with their terms and the terms of this Agreement (including but not limited to Section 8.03) and the Borrower Intercreditor Agreement).

"Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (a) such Person believes it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small working and permanent capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person (on a going concern basis) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person (on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability for which such Person is not entitled to indemnification.

"Source" has the meaning set forth in Article VIA.

"Subdebt Guaranty" means that certain Continuing Unconditional Guaranty dated as of the Closing Date given by the Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders.

"Subdebt Indebtedness" means all Indebtedness, liabilities and other obligations of any and every kind and nature now existing or hereafter arising, contingent or otherwise, of the Borrower or any other Loan Party under, in connection with, or evidenced or secured by this Agreement, the Notes and any of the other Loan Documents including, without limitation, obligations to pay (a) principal, (b) interest or premium (including any interest or premium accruing after the filing of a petition in bankruptcy or the commencement of any reorganization, regardless of whether the same is allowed as a claim in such proceeding), (c) fees, (d) costs, expenses and other amounts related to any indemnity against loss, damage or liability and (e) any other monetary obligation.

"Subdebt Obligations" means all advances to, and debts, liabilities, fees, commissions, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

"Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not, at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income and/or total ownership interests of such entity at any time and (c) any partnership in which such Person is a general partner.  All references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower only.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"Synthetic Debt" means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of "Indebtedness" or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Taxes" has the meaning set forth in Section 4.07(a).

"Threshold Amount" means $1,500,000.

"Total Leverage Ratio" shall mean, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA (computed for the four consecutive fiscal quarterly periods then ending).

"Transaction" means a collective reference to (a) the repayment of a portion of the Existing Notes in an amount equal to $10,000,000, (b) the exchange of the remaining amount of the Existing Notes in an amount equal to $15,000,000 into Notes hereunder, (c) the termination of the Existing Investment Agreement and (d) the execution and delivery of the Loan Documents.

"Transaction Documents" means the collective reference to the Senior Transaction Documents, the Master Restructure Agreement and the Loan Documents.

"Transfer" means the sale, pledge, assignment, or other transfer of the Notes, in whole or in part, and of the rights of the holder thereof with respect thereto and under this Agreement.

"Transferee" means any direct or indirect transferee of all or any part of any Notes permitted under Section 10.10.

"Unfunded Pension Liability" means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

"United States" and "U.S." mean the United States of America.

"USA Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as in effect from time to time.

"Voting Stock" shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.02           Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)           The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)           The term "including" is by way of example and not limitation.

(iv)           The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v)           The terms "knowledge" or "known" when used with respect to any Loan Party shall be deemed to be a reference to the knowledge of any Responsible Officer.

(c)           In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03           Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis with Borrower’s past practices, as in effect from time to time.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04           Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05           References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Transaction Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06           Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
NOTES

2.01           Authorization and Issuance of the Notes.

The Borrower has authorized the issuance to the Lenders of senior subordinated notes in the aggregate original principal amount of $15,000,000 to be dated the Closing Date, to mature on the Maturity Date (the "Notes"), to bear interest on the unpaid balance thereof, from the Closing Date until the Principal shall have become due and payable, at the rates specified in Article IV and to be substantially in the form of Exhibit A.

ARTICLE III.
PURCHASE AND SALE

3.01           Purchase and Sale of the Notes.

(a)           Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties of the Loan Parties contained herein, the Borrower shall sell to the Lenders, and the Lenders shall purchase from the Borrower, the Notes for an aggregate purchase price of $15,000,000, in the amounts set forth on Schedule 3.01.

(b)           The closing of the issuance, purchase and sale of the Notes (the "Closing") shall take place at the offices of Moore & Van Allen PLLC, 100 North Tryon Street, Suite 4700, Charlotte, NC on July 16, 2010 or at such other time and place as may be mutually agreed upon in writing by the Borrower and the Lenders (the "Closing Date").  At the Closing, the Borrower will issue, sell and deliver the Notes to the Lenders in the amounts set forth in Schedule 3.10, and the Lenders will purchase the Notes in exchange for a portion of the Existing Notes under the Existing Investment Agreement and no additional funds will be advanced to the Borrower on the Closing Date.

ARTICLE IV.
TERMS OF NOTES

4.01           Repayment of Principal.

Unless otherwise required or permitted to be sooner paid pursuant to the provisions hereof and of the Notes, the Borrower shall repay the unpaid principal amount of the Notes (including capitalized and accrued interest to the extent such interest is not paid in cash and is added to the principal balance thereon) (the "Principal") in full upon July 16, 2013 (the "Maturity Date").  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

4.02           Payments of Interest.

(a)           Interest Rate.  So long as no Event of Default has occurred and is continuing and subject to Section 4.03(c), the principal amount outstanding shall bear interest from the date hereof until paid, computed on the basis of actual days elapsed over a 360-day year, at a floating rate of LIBOR plus 10.0% per annum; provided, however, that in no event shall LIBOR be less than 3.0% for purposes of these interest calculations.

(b)           Periodic Interest Payments.  The principal amount of the Notes shall bear interest on the unpaid balance thereof from the Closing Date until repayment of the Notes in full, and interest payments shall be due monthly in arrears commencing on August 1, 2010 and continuing on the first day of each succeeding calendar month thereafter or if such day is not a Business Day, on the next succeeding Business Day, until paid (each such date, an "Interest Payment Date").  All accrued and unpaid interest shall be paid in full on the Maturity Date.

(c)           Default Interest Rate.  After the occurrence and during the continuance of an Event of Default, the Company’s obligations under the Notes shall bear interest from the date of the occurrence of such Event of Default (it being understood that with respect to an Event of Default related to non-compliance with Section 8.15, the date of occurrence shall be the applicable test date), payable monthly  as stated in Section 4.03(b), at the rate of 2.0% per annum in excess of the otherwise applicable interest rate (the "Default Rate").

(d)           Calculation of Interest.  Interest shall be calculated on the basis of a 360-day year consisting of 12 equal 30 days months and shall be computed for each payment period on the Principal for the actual number of days elapsed and shall be compounded quarterly.

(e)           Savings Clause.  In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the Principal then outstanding to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrower.

4.03           Mandatory Prepayments of the Notes.

(a)           Equity Proceeds.  Subject to the Intercreditor Agreements and Section 4.03(f), upon the consummation of any IPO by GFNA, Pac-Van or its Subsidiaries or GFN U.S. Australasia Holdings, Inc., a Delaware corporation, or its Subsidiaries, or other public or private equity placement of securities or equity-like rights of the Borrower or any of its Subsidiaries, and at the option of the Required Lenders, the Borrower shall use (or cause the use of) the Net Cash Proceeds of such IPO or public or private equity placement of securities or equity-like rights to make mandatory Principal prepayments in full of the Notes in the manner set forth in Section 4.03(e) in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds of any IPO.

(b)           Asset Sale Proceeds.  Subject to the Intercreditor Agreements and Section 4.03(f), no later than ninety (90) days following the receipt by any Loan Party and at the option of the Required Lenders, the Borrower shall make mandatory Principal prepayments in full of the Notes in the manner set forth in Section 4.03(e) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from the Disposition or series of related Dispositions (other than any Disposition permitted by Section 8.04) by the Borrower or any of the Borrower Subsidiaries of assets constituting 10% or more of the assets of the Borrower and the Borrower Subsidiaries, on a consolidated basis (the "Disposition Proceeds").  Subject to the Intercreditor Agreements and Section 4.03(f), notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default under Section 9.01(a) and upon notice from the Required Lenders, any Disposition Proceeds received by any Loan Party shall be turned over to the Lender and applied to make prepayments of the Notes in the manner set forth in Section 4.03(e).  Such prepayments are to be made within the earlier to occur of three (3) Business Days following the date of receipt of Disposition Proceeds, and the occurrence of any such Event of Default under Section 9.01(a).

(c)           Debt Proceeds; Bond Offerings.  Subject to the Intercreditor Agreements and Section 4.03(f), the Borrower shall make mandatory Principal prepayments of the Notes in the manner set forth in Section 4.03(e) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any incurrence of Indebtedness by the Borrower or any of the Borrower Subsidiaries permitted pursuant to Section 8.07 or any bond offering.  Such prepayments are to be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(d)           Recovery Event.   Subject to the Intercreditor Agreements and Section 4.03(f), the Borrower shall make mandatory Principal prepayments of the Notes in the manner set forth in Section 4.03(e) below, in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds of any Recovery Event; provided, however, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Recovery Event), and so long as no Default shall have occurred and be continuing, the applicable Loan Party or Borrower Subsidiary may within 180 days after the receipt thereof, apply such cash proceeds to replace or repair the equipment, fixed assets, inventory or real property, if any, in respect of which such cash proceeds were received; and provided further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Notes as set forth in this Section 4.03(d).

(e)           Prepayment.  Upon the occurrence of any event triggering the prepayment requirement under Section 4.03(a), Section 4.03(b), Section 4.03(c) or Section 4.03(d), the Borrower shall promptly give written notice to the Lenders.  The Borrower covenants and agrees that it will prepay, promptly following the occurrence of such transactions or events, the Notes or the portion thereof subject to prepayment by paying an aggregate amount equal to (i) the outstanding Principal amount of the Notes to be redeemed plus (ii) if applicable, accrued and unpaid interest thereon.  All mandatory prepayments under this Section 4.03 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of Principal. Notwithstanding anything to the contrary contained herein, all payments of Principal and interest due from the Borrower hereunder shall be made to the Lenders on an equal and ratable basis.  All Notes which have been repaid may not be reborrowed.

(f)           Unconditional Obligations.  Nothing contained in the Intercreditor Agreements is intended to or shall impair, as between the Borrower and the Lenders, the obligation of the Borrower, which is absolute and unconditional, to pay to the Lenders the Principal of, premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with any event triggering the prepayment requirement under Section 4.03(a), Section 4.03(b), Section 4.03(c), and Section 4.03(d) nor shall anything herein or in the Notes prevent any Lender from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any of the holders of the Senior Indebtedness and the Pac-Van Indebtedness under the Intercreditor Agreements, as applicable.

4.04           Optional Prepayments of the Notes.

Subject to the Borrower Intercreditor Agreement, the Borrower shall have the right at any time and from time to time, upon the notice provided for below, to optionally prepay the Notes in whole or in part without premium or penalty; provided, however, that such prepayments shall be allocated to all of the Notes outstanding at the time in proportion to the respective outstanding Principal amounts thereof.  In the event of an optional prepayment made under this Section 4.04, the Borrower shall give the Lenders irrevocable written notice of such redemption not less than 30 nor more than 60 days prior to the redemption date, specifying (i) such redemption date, (ii) the Principal amount of the Notes to be prepaid on such date, and (iii) the accrued interest applicable to the redemption, and stating that such redemption is to be made pursuant to this Section 4.04.  All optional prepayments under this Section 4.04 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of Principal.  Notwithstanding anything to the contrary contained herein, all payments of Principal and interest due from the Borrower hereunder shall be made to the Lenders on an equal and ratable basis.  All Notes which have been prepaid may not be reborrowed.

4.05           Mandatory Offer to Prepay upon a Change of Control.

(a)           Upon the occurrence of a Change of Control, each Lender shall have the right to require the Borrower to repurchase all or any part of such Lender’s Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price (the "Change of Control Payment") in cash equal to the outstanding Principal amount of the Notes plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment Date").  The Borrower shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement relating to such Change of Control Offer, the Borrower shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Agreement by virtue thereof.

(b)           By 12:00 p.m. (noon) Eastern Time on the Change of Control Payment Date, the Borrower shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, and (2) pay via wire transfer in immediately available funds an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered.  All payments under this Section 4.05 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of Principal.  The Borrower shall send to each Lender that has tendered its Notes the applicable Change of Control Payment for such Notes, and the Borrower shall promptly execute and mail to each Lender a new Note equal in Principal amount to any unpurchased portion of the Notes surrendered, if any.  Prior to compliance with this Section 4.05, but in any event within five (5) days following a Change of Control, the Borrower will either (x) cause all outstanding Senior Indebtedness to be paid in full or (y) obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this Section 4.05.  The Borrower shall provide written notice to the Lenders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

4.06           Direct Payment.

All payments of Principal and interest due from the Borrower hereunder shall be due, without any presentment thereof, directly to the Lenders, at the Lenders’ addresses set forth on Schedule 3.01 or such other address as the Lenders may from time to time designate in writing to the Borrower or, if a bank account(s) with a United States bank is designated for the Lenders on Schedule 3.01 or in any written notice to the Borrower from the Lenders, the Borrower will make such payments in immediately available funds to such bank account, no later than 12:00 p.m.(noon) Eastern time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing.

4.07           Taxes.

(a)           Any and all payments by or on behalf of the Loan Parties hereunder and under any Loan Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Lenders, and all liabilities with respect thereto, excluding (x) income taxes imposed on the net income of a Lender and (y) franchise taxes imposed on the net income of a Lender, in each case by the jurisdiction under the laws of which such Lender is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which the Lender engages in business activity other than activity arising solely from the Lender having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Loan Document or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "Taxes").  If a Loan Party must deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to a Lender, (x) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07 such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (y) such Loan Party shall make such deductions and (z) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           The Loan Parties will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document that are or would be applicable to the Lenders ("Other Taxes").

(c)           The Loan Parties jointly and severally agree to indemnify each Lender for the full amount of Taxes and Other Taxes paid by such Lender and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared by such Lender absent manifest error, shall be final conclusive and binding for all purposes.  Such indemnification shall be made within thirty (30) days after the date such Lender makes written demand therefor.  The Loan Parties shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Lender for which any Loan Party has previously paid any additional amount or indemnified such Lender and which leaves the Lender, after such Loan Party’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Lender.  The Lender shall have sole discretion as to whether (and shall in no event be obligated) to make any such claim for any refund of any Taxes or Other Taxes.

ARTICLE V.
CONDITIONS PRECEDENT TO CLOSING

5.01           Conditions To Closing.

The Lenders’ obligations to purchase the Notes at the Closing are subject to each Lender determining, in its sole discretion, that the following conditions have been satisfied (or each Lender waiving in writing the conditions that it has determined have not been satisfied), on or before the Closing Date:

(a)           Loan Documents, Certificates and Opinions.  Each Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Lenders and their legal counsel:

(i)           Primary Loan Documents.  Executed counterparts of this Agreement, the Subdebt Guaranty, the Borrower Intercreditor Agreement, the Notes, the Master Restructure Agreement, the Pac-Van Intercreditor Agreement and any other applicable Loan Documents.

(ii)           General Certificates.  A certificate of a Responsible Officer of each Loan Party, in form and substance acceptable to the Administrative Agent, certifying as to the incumbency and genuineness of the signature of each officer of each Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of each Loan Party and all amendments thereto and certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of each Loan Party as in effect on the date of such certifications, (C) resolutions duly adopted by the board of directors or other governing body of each Loan Party authorizing the borrowings contemplated hereunder and the execution, delivery and performance of the Loan Documents to which it is a party and its incurrence of obligations thereunder, and (D) certificates as of a recent date of the good standing or existence, as applicable, of each Loan Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where each Loan Party is qualified to do business and a certificate, if available, of the relevant taxing authorities of such jurisdictions certifying that such Loan Party has filed required tax returns and owes no delinquent taxes and (E) all material consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or stating that no such consents, licenses or approvals are so required.

(iii)           Closing Certificate.  A certificate of a Responsible Officer of the Borrower, in substantially the form of Exhibit C attached hereto, certifying (A) that all of the conditions specified in this Section 5.01 have been satisfied, (B) that since June 30, 2009 (both before and after giving effect to the Transaction) there has been no change, occurrence or development that has had or could be reasonably expected to have a Material Adverse Effect, (C) that, since June 30, 2009, there has not occurred a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects related to the Borrower, (D) that no actions, suits, investigations or proceedings are pending or threatened in any court or before any arbitrator or Governmental Authority that purport (1) to materially and adversely affect the Loan Parties or (2) to affect any transaction contemplated by this Agreement or the ability of the Loan Parties or any other obligor under the Loan Documents to perform their respective obligations under the Loan Documents.

(iv)           Opinions of Counsel.  The Lenders shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Lenders, an opinion of counsel to the Loan Parties, as to this Agreement, the other Loan Documents delivered, amended or amended and restated in connection with the transaction contemplated by this Agreement, and the other documents and instruments executed by the Loan Parties in connection therewith.

(v)           Other Documentation.  Such other assurances, certificates, documents, consents or opinions as the Lenders reasonably may require.

(b)           Financial Matters.

(i)           Financial Statements.  The Administrative Agent shall have received the unaudited reviewed combined balance sheets and statements of income and cash flow as of and for each of the fiscal years ended 2007, 2008 and 2009 and the three fiscal month period ended March 31, 2010, for the Borrower and its Subsidiaries prepared by the chief financial officer (or another Responsible Officer reasonably acceptable to the Administrative Agent) of the Borrower (the "Financial Statements"); and a pro forma balance sheet of the Borrower and its Subsidiaries as of the Closing Date, all in form and substance reasonably satisfactory to the Agent and prepared in accordance with GAAP, subject, in the case of clause (b), to the absence of footnotes and to normal year-end audit adjustments.

(ii)           Financial Forecasts.  The Administrative Agent shall have received financial forecasts with respect to the Borrower and its Subsidiaries prepared by a Responsible Officer of the Borrower, each in form reasonably satisfactory to the Administrative Agent.

(iii)           Compliance Certificate.  The Administrative Agent shall have received a certificate, in substantially the form of Exhibit B attached hereto of a Responsible Officer of the Borrower, dated as of the Closing Date, and demonstrating compliance with the financial covenants set forth in Section 8.15 for the initial test date (as if such covenant levels applied as of the Closing Date) on a pro forma basis after giving effect to the transactions contemplated by the Transaction Documents.

(iv)           Solvency Certificate.  The Administrative Agent shall have received a certificate of the chief financial officer (or other Responsible Officer reasonably acceptable to the Administrative Agent) of the Borrower, in substantially the form of Exhibit D, attached hereto, as to the financial condition and the Solvency of the Borrower and its Subsidiaries taken as a whole, after giving effect to the transactions contemplated by the Transaction Documents.

(v)           Fees and Expenses.  Company shall have paid (i) all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Agent) and (ii) all other fees and expenses required to be paid on or before the Closing Date.

(vi)           Indebtedness.  The Lenders shall be satisfied with the amount and terms of any intercompany indebtedness and all indebtedness and material liabilities of the Loan Parties to any third parties existing on the Closing Date.

(vii)           Other Financial Information and Other Documents.  The Lenders shall have received all financial statements of the Borrower as requested by it, and any updates or modifications to the financial information previously provided thereto by the Borrower, as reasonably requested by the Lenders. The Lenders shall have received any other documents reasonably requested thereby in connection with the Senior Credit Agreement and this Agreement, and each such document shall be in form and substance reasonably satisfactory to the Lenders.

(c)           Existing Indebtedness.  The Lenders shall have received evidence that the Borrower has obtained all necessary consents to permit the Borrower and the other Loan Parties to enter into this Agreement in form and substance satisfactory to the Administrative Agent, and the Lenders shall have received a true and correct copy of each such consent.

(d)           Miscellaneous.

(i)           Governmental and Third Party Approvals.  The Loan Parties shall have received all material governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary (as determined in the reasonable discretion of the Lenders) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Lenders could reasonably be expected to have such effect.

(ii)           Corporate Structure and Capitalization of Borrower and its Subsidiaries.  The capital and ownership structure and the shareholder arrangements of the Borrower and its Subsidiaries, on the Closing Date and on a proforma basis after giving effect to the Transaction Documents, shall be reasonably satisfactory to the Lenders (and the Lenders shall have received satisfactory evidence that (A) 100% of the ownership interest in GFNA shall be owned by the Borrower, (B) 100% of the ownership interest in Pac-Van shall be owned by GFNA, (C) all common stock or other ownership interests in the Borrower’s Subsidiaries shall be owned by the Borrower or one or more Subsidiaries thereof).

(iii)           No Injunction, Etc.  No litigation, action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of the Transaction Documents or the consummation of the transactions contemplated thereby, or which, in the Lender’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(iv)           Other Documents.  All opinions, certificates and other instruments, and all proceedings in connection with the transactions contemplated by the Transaction Documents, shall be reasonably satisfactory in form and substance to the Lenders.  The Lenders shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by the Transaction Documents.

(v)           Approval of Laminar’s Investment Committee.  Laminar’s credit committee and investment committee shall have reviewed and approved the terms of the Loan Documents and the other Transaction Documents.

(e)           Representations and Warranties.  The representations and warranties of the Borrower and each other Loan Party contained in Article VI and each other Loan Document that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and the representations and warranties of the Borrower and each other Loan Party contained in Article VI and each other Loan Document that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(f)           Defaults or Events of Default.  No Default or Event of Default shall exist, or would result from the entering into the Loan Documents and the other Transaction Documents.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties jointly and severally represents and warrants to the Lenders that, immediately at the giving effect to the transactions contemplated herein and the other Transaction Documents:

6.01           Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02           Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not:  (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (including, without limitation, the Senior Credit Documents and the Pac-Van Credit Documents) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon or with respect to any property now owned or hereafter acquired by such Person, or (c) violate any Law.  Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.03           Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or with the consummation of the Transaction.

6.04           Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.05           Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)           The Audited Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated balance sheet of each of Borrower and its Subsidiaries dated March 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

6.06           Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Borrower’s Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07           No Default.

Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08           Ownership of Property; Liens.

Each of the Borrower and each Subsidiary of the Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.04.

6.09           Use of Proceeds.

(a)           General.  The Notes are issued hereunder in conversion of a portion of the Existing Notes under the Existing Investment Agreement and no additional funds will be advanced to Borrower on the Closing Date.

(b)           Regulations U and X.  No portion of the proceeds of any such advances shall be used by the Borrowers for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.

(c)           Ineligible Securities.  No portion of the proceeds of any Notes is to be used for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

6.10           Environmental Compliance.

The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 6.10, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11           Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

6.12           Taxes.

The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary thereof is party to any tax sharing agreement or similar Contractual Obligation.

6.13           ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the

Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.14           Subsidiaries; Equity Investments

As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.14, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 6.14 free and clear of all Liens (other than Permitted Liens).  As of the Closing Date, the Borrower and its Subsidiaries have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 6.14.  As of the Closing Date, all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by the Persons in the amounts specified on Part (c) of Schedule 6.14 free and clear of all Liens (other than Permitted Liens).

Except as set forth on Schedule 6.14, as of the Closing Date, (a) neither the Borrower nor any of its Subsidiaries has issued any of its Equity Interests and there are no further subscriptions, contracts or agreements for the issuance or purchase of any other or additional Equity Interests in the Borrower or any of its Subsidiaries, either in the form of options, agreements, warrants, calls, convertible securities or other similar rights, (b) neither the Borrower nor any of its Subsidiaries is a party to any "phantom stock", employee stock option plan, other equity-based incentive plan or similar agreement, (c) there are no preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Borrower or any of its Subsidiaries pursuant to any requirement of Law or Contractual Obligation applicable to the such Person and (d) no registration rights under the Securities Act have been granted by the Borrower or any of its Subsidiaries with respect to its equity securities or interests.

6.15           Margin Regulations; Investment Company Act.

(a)           The Borrower and its Subsidiaries are not engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           Neither the Borrower nor any of its Subsidiaries, nor any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

6.16           Disclosure.

The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower or any of its Subsidiaries to any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.17           Compliance with Laws.

The Borrower and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.18           Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  Schedule 6.18 sets forth a complete and accurate list of all registered or issued patents, trademarks and copyrights owned by each Loan Party and all applications for registration or issued filed in the name of a Loan Party.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary thereof infringes upon any rights held by any other Person.  Except as specifically disclosed in Schedule 6.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.19           Solvency.

Both before and after giving effect to this Agreement, the other Loan Documents, the Senior Transaction Documents, and the use of proceeds of the Notes contemplated hereby, each Loan Party is, and after consummation of the transactions contemplated by this Agreement will be, Solvent.  As used herein, "Solvent" shall mean that each Loan Party (i) has assets having a fair value in excess of its liabilities, (ii) has assets having a fair value in excess of the amount required to pay its liabilities on existing debts as such debts become absolute and matured, and (iii) has, and expects to continue to have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection with the operation of its business as such debts mature.

6.20           Compliance with Securities Laws.

Assuming the accuracy of the representations and warranties of the Lenders contained in Article VIA hereof, the offer and sale of the Notes are not required to be registered pursuant to the provisions of Section 5 of the Securities Act.  None of the Loan Parties or any agent on their behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Notes to any Person so as to bring the sale of Notes by the Borrower within the registration provisions of the Securities Act or any state securities laws.

6.21           Transaction Representations.

All representations and warranties of the Loan Parties in the Transaction Documents are true and correct in all material respects as of each date made or deemed made.

6.22           [Intentinally Omitted].

6.23           Material Agreements.

Schedule 6.23 accurately and completely lists all material agreements to which each of the Loan Parties is a party as of the Closing Date, including, without limitation, all material purchase agreements, material customer agreements, material right of way or occupancy agreements, material lease agreements, material consulting agreements, material management agreements and material employment agreements.  All of such agreements are valid, subsisting and in full force and effect and none of the Loan Parties, as applicable, or, to the knowledge of the Loan Parties, any other parties, are in material default thereunder.  The Loan Parties have provided true and complete copies of all such agreements to the Lenders.  Set forth on Schedule 6.23 hereto is a complete and correct list of all material credit agreements, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any Indebtedness of the Borrower or any of its Subsidiaries, and all material obligations of the Borrower or any of its Subsidiaries to issuers of material surety or appeal bonds issued for account of any such Person as of the Closing Date, and correctly sets forth the names of the debtor and creditor with respect to the Indebtedness obligations outstanding or to be outstanding and the property subject to any Lien securing such Indebtedness obligation as of the Closing Date.  The Borrower has heretofore delivered to the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the Closing Date.

6.24           Transactions with Affiliates.

Except as set forth on Schedule 6.24, there are no Contractual Obligations of a Loan Party to any of the officers, directors, shareholders, Affiliates or their respective Affiliates, or Related Parties, of a Loan Party other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of a Loan Party, (iii) for standard employee benefits made generally available to all employees of the Borrower and (iv) pursuant to any of the Transaction Documents.  Except as set forth on Schedule 6.24, none of the officers, directors, shareholders, employees, Affiliates, or their respective Affiliates or Related Parties, of any Loan Party has outstanding any Indebtedness to a Loan Party or has any direct or indirect material ownership interest in any Person with which a Loan Party is affiliated or, to the Loan Parties’ best knowledge, with which a Loan Party has a business relationship except that such Person may own stock in publicly traded companies.  Other than as set forth on Schedule 6.24, no officer, director, shareholder, Affiliate, or any of their respective Affiliates or Related Parties, of a Loan Party, is, directly or indirectly, a party to or otherwise interested in any material Contractual Obligation with a Loan Party.  Except as may be expressly disclosed in notes to the Financial Statements, no Loan Party is a guarantor or indemnitor of any Indebtedness of any other Person.

ARTICLE VIA.
REPRESENTATIONS AND WARRANTIES OF THE LENDERS

Each of the Lenders, severally and not jointly, represents and warrants only as to itself to the Borrower as follows:

(a)           It is (i) an "accredited investor" as that term is defined in Rule 501 of the Securities Act, and that, in making the purchases contemplated herein, it is specifically understood and agreed that the Lenders is acquiring the Notes for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act; provided, however, that the disposition of the Lenders’ property shall at all times be and remain within its control.

(b)           It understands that the Notes will not be registered under the Securities Act, by reason of their issuance by the Borrower in a transaction exempt from the registration requirements of the Securities Act, and that it must hold the Notes indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration.

(c)           It has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

(d)           It has been furnished with or has had access to the information it has requested from the Borrower and has had an opportunity to discuss with the management of the Borrower the business and financial affairs of the Loan Parties, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities or privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Borrower hereunder or the right of the Lenders to rely thereon and to seek indemnification hereunder.

(e)           Either (i) no part of the funds to be used by such Lender to acquire or hold the Notes constitutes assets of any "employee benefit plan" within the meaning of Section 3(3) of ERISA or any "plan" within the meaning of Section 4975 of the Code or (ii) the acquisition and holding of the Notes by such Lender is exempt from the restrictions on prohibited transactions of ERISA and the Code pursuant to one or more statutory, regulatory or administrative exemptions.

(f)           At least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by such Lender to pay the purchase price of the Notes to be purchased by such Lender hereunder:

(i)           if such Lender is an insurance company, the Source is an "insurance company general account" within the meaning of Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and there is no employment benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with its state of domicile; or

(ii)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Borrower in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iii)           the Source constitutes assets of an "investment fund" (within the meaning of Part V of PTE 84-14 (the "QPAM Exemption")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part 1(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Borrower and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Borrower in writing pursuant to this paragraph (c); or

(iv)           the Source is a governmental plan; or

(v)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Borrower in writing pursuant to this paragraph (e) or the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Article VIA, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

(g)           with respect to each Person that is a Lender as of the Closing Date, such Lender is either not subject to or entitled to a complete exemption from United States withholding tax with respect to payments to be made under this Investment Agreement and under any Note.

ARTICLE VII.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Notes remaining unpaid or unsatisfied or other Subdebt Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Borrower Subsidiary to:

7.01           [Intentionally Omitted].

7.02           Modifications of Financial Covenants.

If the Loan Parties amend, change, add, or otherwise modify the financial covenants (and the definitions used therein) in the Senior Loan Documents to be more restrictive to the Loan Parties than the existing financial covenants (and the related financial definitions used therein) required by the terms of the Senior Loan Documents in effect as of the Closing Date, then, at the option of the Required Lenders upon delivery of written notice, cause the Loan Parties to amend, add or otherwise modify the financial covenants (and the related financial definitions used herein) in the Loan Documents to preserve, on substantially similar and proportional economic terms, the relative differential, if any, that existed on the Closing Date between the financial covenants (for each applicable period) in the Senior Loan Documents (and the related financial definitions used therein) in effect as of the Closing Date and the financial covenants (for each applicable period) in the Loan Documents (and the financial definitions used herein) in effect as of the Closing Date.  The Loan Parties agree to effectuate all such amendments, changes, additions and/or modifications concurrently with the modifications of the Senior Loan Documents.

7.03           Remarketing Cooperation.

Cooperate with the Lenders in completing any resale of any portion of the Notes. Such cooperation shall include, without limitation, the following: (i) as promptly as reasonably practicable, producing information related to the Loan Parties and their business and operations necessary to produce, prepare and complete a preliminary offering memorandum ("Offering Memorandum") relating to the  such Notes; (ii) delivering to the Lenders all audited consolidated financial statements of the Borrower, prepared in accordance with GAAP and all other data and schedules of the Borrower, and such unaudited consolidated financial statements of the Borrower, pro forma financial statements, in each case, prepared in accordance with, or reconciled to, GAAP; and (iii) providing direct contact between the Borrower’s senior management and prospective purchasers in meetings and participating in presentations to prospective purchasers with reasonable notice.  All materials supplied or available under this Section 7.18 (including any materials referred to or incorporated by reference therein, "Resale Materials") will not, as of their date and as of the closing of any private offering, or resale, of Notes and Units, when taken as a whole, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Borrower hereby expressly acknowledge the indemnification provisions of Section 7.18 hereof are specifically applicable and relate to Resale Materials.

7.04           [Intentionally Omitted].

7.05           Financial Information, Etc.

Cause the Borrower to furnish to the Administrative Agent and the Lenders:

(a)           as soon as available and in any event within 120 days after the close of each fiscal year, a copy of the annual audit report of the Borrower and its Subsidiaries for such fiscal year, including therein consolidated balance sheets and statements of earnings and cash flows of the Borrower and its Subsidiaries as at the end of such fiscal year,  certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Borrower and reasonably acceptable to the Administrative Agent, acknowledging that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Borrower was not in compliance with any provision of Sections 8.04, 8.07, 8.08 or 8.15 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Borrower was not in compliance with any such provision, describing such non-compliance in reasonable detail, together with (1) management discussion and analysis relating to important operation and financial developments during such period, and (2) a comparison of such results with the business plan and budget for such period;

(b)           as soon as available,  and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, the financial statements set forth in the Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission, prepared by the Borrower, as applicable, and certified by the chief financial officer of the Borrower, as applicable, including, without limitation, balance sheet and statements of income, retained earnings and changes in retained earnings, providing information with respect to Borrower’s operations as a whole, such financial statements to be prepared in accordance with GAAP and in a manner consistent with prior practice unless otherwise specifically noted therein, together with (i) management discussion and analysis relating to important operation and financial developments during such fiscal period, and (ii) a comparison of such results with the business plan and budget for such fiscal quarter;

(c)           concurrently with the financial statements referred to in Sections 7.05(a) and (b), a duly completed compliance certificate in the form of the certificate attached as Exhibit B (a "Compliance Certificate"), executed by a Responsible Officer of the Borrower and including a computation demonstrating that Borrower is in compliance with all financial covenants and other covenants and obligations under this Agreement or, in the absence of such compliance, showing the extent to which, and stating with specificity, those covenants or obligations with respect to which Borrower is not in compliance;

(d)           [Intentionally omitted];

(e)           [Intentionally omitted];

(f)           as soon as available, but in any event at least 30 days after the beginning of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for such fiscal year;

(g)           immediately upon the occurrence of any Event of Default or event which upon the lapse of time may become an Event of Default under this Agreement, a certificate of Borrower stating the specific nature of the default, the Borrower’s intended actions to cure such default and the time period in which such cure is to occur;

(h)           promptly after the furnishing thereof, copies of any statement, certificate or report furnished to the Senior Agent, any holder of the Senior Indebtedness and/or any holder of any other debt securities of any Loan Party or any Borrower Subsidiary pursuant to the terms of any indenture, loan or credit agreement and not otherwise required to be furnished to the Administrative Agent and the Lenders pursuant to this Section 7.05;

(i)           copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower or any of its Subsidiaries by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(j)           promptly upon the filing or sending thereof, copies of all reports of Borrower or any Loan Party on Form 10-K or 10-Q filed with the SEC;

(k)           promptly, and in any event within five Business Days after receipt thereof by Borrower or any Loan Party, copies of each notice or other correspondence received from the SEC concerning any investigation or other inquiry by such agency regarding financial or account results of Borrower or any Loan Party;

(l)           promptly after the furnishing thereof, copies of all information delivered to the lenders under the Senior Credit Agreement, the lenders under the Pac-Van Credit Documents and the lenders under the Royal Wolf Credit Documents, in each case as provided to such lenders pursuant to the periodic reporting requirements contained in the Senior Credit Agreement, the Pac-Van Credit Documents or the Royal Wolf Credit Documents, as applicable; and

(m)           promptly upon the effectiveness thereof, fully-executed copies of all amendments, modifications, consents, waivers or similar agreements with respect to the Pac-Van Credit Documents and the Royal Wolf Credit Documents.

7.06           Legal Existence; Etc.

Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its material registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.07           Payment of Obligations.

Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by applicable Loan Party or Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.08           [Intentionally Omitted].

7.09           [Intentionally Omitted]

7.10           Insurance.

Keep its insurable property adequately insured at all times by financially sound and reputable insurers, acceptable to the Lenders, against fire, flood, extended casualty and against such other risks as are customarily insured against by a prudent owner and operator of the properties and business of Borrower.

7.11           Properties.

Keep all of its properties and assets useful or necessary in its business in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals and replacements, so that its business may be properly and advantageously conducted at all times.

7.12           Compliance with Laws.

(a)           Comply in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits; (b) without limiting clause (i) above, ensure that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders and (c) without limiting clause (i) above, comply with all applicable Bank Secrecy Act ("BSA") and anti-money laundering laws and regulations.

7.13           Additional Guarantors.

Notify the Administrative Agent at the time that (a) any Person becomes a Subsidiary of the Borrower (other than a Foreign Subsidiary) or (b) any Subsidiary of the Borrower guarantees the Borrower’s obligations under Senior Credit Agreement, and promptly thereafter (and in any event within 30 days), cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent guaranty, security and other customary documentation in form and substance reasonably acceptable to the Lenders, and (ii) deliver to the Administrative Agent items of the types referred to for each of the initial Loan Parties pursuant to Section 5.01, all in form, content and scope reasonably satisfactory to the Lenders.

7.14           Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Consolidated Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.15           Material Agreements.

Perform and observe all the terms and provisions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such material agreement such demands and requests for information and reports or for action as any such Person is entitled to make under such material agreement, and cause each of its Subsidiaries to do so.

7.16           Books and Records.

(a)           Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Party or such Subsidiary, as the case may be.

7.17           Use of Proceeds.

Use the proceeds of the Notes for general corporate purposes not in contravention of any Law or of any Loan Document.

ARTICLE VIII.
NEGATIVE AND FINANCIAL COVENANTS

So long as any Lender shall have any Notes remaining unpaid or unsatisfied or other Subdebt Obligations (other than contingent indemnity obligations) hereunder shall remain unpaid or unsatisfied, the Borrower shall not, and shall not permit any Borrower Subsidiary to, directly or indirectly:

8.01           Anti-Layering.

Notwithstanding the provisions of Section 8.07, incur any Indebtedness that is subordinate or junior in any respect to any Indebtedness arising under the Senior Credit Agreement and senior in any respect to any Indebtedness arising under the Notes.

8.02           Limitations on Ownership of Senior Indebtedness.

Permit any of Ronald F. Valenta, Ronald J. Havner, Jr., the Borrower, or any of their respective Affiliates or Subsidiaries, directly or indirectly, to purchase, participate, be assigned or in any way beneficially own any of the Indebtedness arising under any of the Senior Transaction Documents, the Pac-Van Credit Documents or the Royal Wolf Credit Documents.

8.03           Modifications of Senior Transaction Documents and Pac-Van Credit Documents.

(a)           Amend, replace, refinance, refund, restructure, amend, supplement, extend or otherwise modify the Senior Credit Agreement in effect on the Closing Date or any other Senior Transaction Document in effect on the Closing Date:

(i)           to advance or extend the final maturity of the Senior Indebtedness to a date beyond January 16, 2013, or have any maturity date of the Senior Indebtedness on a date beyond January 16, 2013;

(ii)            to increase the principal amount of the Senior Indebtedness to an amount in excess of the amount permitted under the definition of "Senior Indebtedness";

(iii)           to shorten the weighted average term to maturity of the Senior Indebtedness by more than six (6) months;

(iv)           to subject the Borrower or any of their Subsidiaries to any prohibition or limitation on the making of mandatory, required or regularly scheduled payments of principal or interest under the Loan Documents (except as set forth in the Borrower Intercreditor Agreement).

(v)           to shorten the final maturity date under the Senior Credit Agreement (unless a corresponding change is made under this Agreement and the other Loan Documents such that the Maturity Date of the Notes is also six (6) months later than the earlier maturity date of the Senior Credit Agreement);

(vi)           to subject the Loan Parties to any prohibition or limitation on the making of mandatory, required or regularly scheduled payments or prepayments of Principal, interest, premium, fees and any other Subdebt Indebtedness under this Agreement, the Notes and the other Loan Documents (except as set forth in the Borrower Intercreditor Agreement);

(vii)           to increase the interest rates or fees on any loan included in the Senior Indebtedness by more than 200 basis points in excess of the maximum interest rates set forth in the Senior Credit Agreement in effect as of the Closing Date plus any increased rate of interest chargeable following the occurrence of an Event of Default under the Senior Credit Agreement in effect on the Closing Date; or

(viii)           to contain covenants or other provisions more restrictive to the Borrower and/or the Borrower Subsidiaries than the existing covenants and provisions contained in the Senior Transaction Documents in effect as of the Closing Date (except to the extent the Loan Documents are also modified in accordance with Section 7.02).

(b)           Amend, replace, refinance, refund, restructure, amend, supplement, extend or otherwise modify the Pac-Van Credit Documents in effect on the Closing Date except to the extent permitted by the Pac-Van Intercreditor Agreement.

8.04           Encumbrances.

Create or permit to exist any Lien or otherwise encumber any of such Person’s assets except under the provisions of this Agreement and except:

(a)           Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings in such a manner as not to make the property forfeitable;

(b)           Liens imposed by law, such as carriers, warehousemen’s and mechanic’s liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due, or are being contested in good faith and by appropriate proceedings in such a manner as not to make the property forfeitable;

(c)           Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation;

(d)           utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character in which do not in a material way affect the marketability of the same or interfere with the use thereof in the business of Borrower;

(e)           Liens securing the Pac-Van Indebtedness; and

(f)           subject to the limitation set forth in Section 8.07(c), (i) Liens arising in connection with Capitalized Leases (and attaching only to the property being leased), and (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

8.05           Sale or Transfer of Assets

Except in the ordinary course of business, sell, transfer or otherwise dispose of such Person’s  assets.

8.06           Merger and Consolidation.

Merge or consolidate with any other Person; provided that, subject to the terms of Sections 7.04 and 7.13, the Borrower or a Subsidiary may merge with the Person acquired in any Permitted Acquisition.

8.07           Other Indebtedness.

Incur any Indebtedness except:

(a)           pursuant to the provisions of this Agreement and other Indebtedness to the Lenders;

(b)           pursuant to the provisions of (i) the Senior Transaction Documents, so long as the aggregate principal amount of the Senior Indebtedness at any time outstanding does not exceed the applicable limitations thereon as provided in the definition of "Senior Indebtedness" set forth herein and (ii) the Pac-Van Credit Documents so long as the aggregate principal amount of the Pac-Van

Indebtedness at any time outstanding does not exceed the applicable limitations thereon as provided in the definition of "Pac-Van Indebtedness" set forth herein; and

(c)           Indebtedness of Pac-Van and its Subsidiaries secured by Liens permitted by Section 8.04(f), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $2,500,000.

8.08           Ownership of Subsidiaries.

Permit any Person (other than the Borrower or any wholly owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower.

8.09           Restricted Payments; Management Fees.

Make any Restricted Payments in any fiscal year or pay any guaranty fees, management fees or similar fees to any Person in any fiscal year; provided that:

(a)           so long as no Default or Event of Default shall have occurred and be continuing or would be directly or indirectly caused as a result thereof, the Borrower may pay guaranty fees to Ronald F. Valenta in an aggregate amount not to exceed $120,000 in any fiscal year; provided that (i) the applicable guaranty agreement (including the guaranty fee arrangements) or similar documentation shall be in form and substance reasonably acceptable to the Required Lenders and (ii) all such fees and other reimbursement or payment obligations of the Borrower to Ronald F. Valenta pursuant to any such agreement shall be subordinated to the Subdebt Obligations on terms and conditions and pursuant to documentation in each case in form and substance reasonably acceptable to the Required Lenders; and

(b)           any Subsidiary of the Borrower may pay dividends, pay management fees, or make other distributions to the Borrower or any to other Subsidiary of the Borrower that is a Loan Party.

8.10           ERISA Event.

Permit any ERISA Event to occur or fail to pay any contribution required to meet minimum funding standards or to comply with any reporting or other obligation under ERISA.

8.11           Material Adverse Condition.

Permit an event to occur or condition to exist which has or would have a Material Adverse Effect upon the financial condition of the Borrower, as determined in the sole discretion of the Lenders.

8.12           Investments.

Make or hold any Investments, except:

(a)           employee advances in the ordinary course of business;

(b)           demand deposit accounts maintained in the ordinary course of business;

(c)           Investments consisting of an Acquisition; provided that:

(i)           the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Loan Parties on the Closing Date;

(ii)           immediately before and after giving effect to such Acquisition, no Event of Default or Default shall exist;

(iii)           the aggregate cash and non-cash consideration to be paid by the Loan Parties (including any Indebtedness assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection for all such Acquisitions made in any fiscal year does not exceed $10,000,000;

(iv)           immediately after giving effect to such Acquisition, the Borrower is in pro forma compliance with all the financial ratios and restrictions set forth in Section 8.15;

(v)           in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;

(vi)           reasonably prior to the closing of such Acquisition (an in any event not less than five (5) Business Days), the Administrative Agent shall have received draft copies of each material document, instrument and agreement to be executed in connection with such Acquisition with complete executed copies to be delivered to Administrative Agent by Borrower immediately following closing of the Acquisition, together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired;

(vii)           not less than ten Business Days prior to such Acquisition, the Administrative Agent and the Lenders shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Borrower’s calculation of pro forma Consolidated EBITDA relating thereto;

(viii)           the Administrative Agent and Required Lenders shall have approved the Company’s computation of pro forma Consolidated EBITDA; and

(ix)           if the Acquisition is structured as a merger between the Borrower and the target entity, or a domestic Wholly Owned Subsidiary and the target entity, the Borrower or such Wholly Owned Subsidiary, as applicable, is the surviving entity.

(d)           (i)  Investments by any Loan Party that are existing on the date hereof in the Capital Stock of its Subsidiaries and (ii) additional Investments by any Loan Party in any other Loan Party.

8.13           [Intentionally Omitted].

8.14           Ownership.

Permit any material change in ownership of the Capital Stock of the Borrower or any of its Subsidiaries.

8.15           Financial Covenants.

(a)           Total Leverage Ratio.  As of the end of each fiscal quarter ending after the Closing Date, permit the Total Leverage Ratio for the four quarter period then ending to be greater than the ratio set forth below opposite such date:
Fiscal Quarter Ending	Maximum Total Leverage Ratio
September 30, 2010	6.25 to 1.00
December 31, 2010	6.25 to 1.00
March 31, 2011	6.25 to 1.00
June 30, 2011	6.25 to 1.00
September 30, 2011 and thereafter	6.00 to 1.00

(b)           Minimum Consolidated EBITDA.  As of the end of each fiscal quarter ending after the Closing Date, permit Consolidated EBITDA for the four quarter period then ending be less than $28,000,000.

(c)           Calculation of Financial Covenants.  The covenants set forth in subsection (a) of this Section 8.15 shall be calculated by converting Australian Dollars to U.S. Dollars using the foreign currency exchange rate in effect as of the last day of the applicable fiscal quarter.

8.16           Prepayment of other Indebtedness.

If any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, make (or give any notice with respect thereto) any voluntary, optional or other non-scheduled payment, prepayment, redemption, acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of such Person (other than Indebtedness under the Loan Documents or the Senior Transaction Documents) (in each case, whether or not mandatory); or

8.17           [Intentionally Omitted].

8.18           Restrictions on Holding Companies.

Notwithstanding any other provision of this Agreement, the Borrower and GFNA shall not incur any Indebtedness nor grant any Liens upon any of its properties or assets nor engage in any operations, business or activity (including, without limitation, any issuance of additional shares of its Capital Stock or other equity interests after the Closing Date) other than (a) the Indebtedness under the Loan Documents and the Senior Transaction Documents, (b) holding the Capital Stock of its Subsidiaries, (c) guaranteeing the Subdebt Obligations as provided in the Subdebt Guaranty, and (d) guaranteeing the Senior Indebtedness and, in the case of GFNA, the Pac-Van Indebtedness.

8.19           Affiliate Transactions.

Enter into any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to, any Affiliate of any Loan Party except (i) the payment of the guaranty fees to Ronald F. Valenta to the extent permitted under Section 8.09 hereof, (ii) in the ordinary course of and pursuant to the reasonable requirements of such Person’s business and upon fair and reasonable terms no less favorable to such Person than could be obtained in a comparable arm’s-length transaction with an unaffiliated Person and (iii) a management agreement with GFN Mobile Storage pursuant to which GFN Mobile Storage pays management fees to a Loan Party.

8.20           Changes to Organization Documents; Fiscal Year; Etc.

(a)           Amend, modify or change is charter or bylaws (or equivalent organization documents) in a manner that could reasonably be expected to materially adversely affect the interests of the Administrative Agent and the Lenders, (b) change its fiscal year from that in effect on the Closing Date or (c) change its state of formation or organization form.

8.21           Restrictions on Activities of, and Investments in, GFN Mobile Storage.

(a)           Permit GFN Mobile Storage to (a) incur any Indebtedness or payment obligation (contingent or otherwise) that is guaranteed by any Loan Party or is recourse to or obligates any Loan Party, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (b) incur any Indebtedness that, if in default in any respect, would permit (upon notice, lapse of time or both) any holder of Indebtedness of any Loan Party to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity date, or (c) not be a wholly-owned Subsidiary of the Borrower.

(b)           Other than the ownership of the Capital Stock of GFN Mobile Storage by the Borrower on the date hereof, make any Investment in GFN Mobile Storage.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01           Events of Default.

Any of the following shall constitute an Event of Default (an "Event of Default"):

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of Principal of any Notes, or (ii) within five (5) days after the same becomes due, any interest on any Notes, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 7.05, 7.22 or Article VIII when and as required to be performed or observed or and such failure continues after written notice thereof has been given to the Borrower by the Lenders or after the Borrower becomes aware, or any Responsible Officer of the Borrower becomes aware, thereof; or

(c)           Other Defaults.  The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or subsection (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof has been given to the Borrower by the Lenders or after the Borrower becomes aware, or any Responsible Officer of the Borrower becomes aware, thereof; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or materially misleading when made or deemed made; or

(e)           Cross-Default; Cross-Acceleration to Senior Transaction Documents.

(i)           The Borrower or any of its Subsidiaries (A) fails after all applicable grace periods to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Senior Transaction Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Senior Indebtedness under the Senior Transaction Documents) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or

(ii)           The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any material obligation or material condition of any Contractual Obligation (other than the Senior Transaction Documents) the result of which could reasonably be expected to have a Material Adverse Effect, unless, but only as long as, the existence of any such default is being contested by the Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of such Borrower or any such Subsidiary to the extent required by GAAP; or

(iii)           (A) The Borrower or any of its Subsidiaries shall fail after all applicable grace periods to pay any of the Borrower’s obligations under the Senior Credit Agreement as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise, or (B) any other event of default or other default under the Senior Credit Agreement occurs and, in each case as a consequence thereof, any or all of the Senior Indebtedness has become, or has been declared, due and payable before its stated maturity by acceleration or otherwise; or

(f)           Insolvency Proceedings, Etc.  The Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by indemnification or independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of fifteen (15) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Subdebt Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(j)           ERISA.  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount.

9.02           Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, then (A) if such event is an Event of Default specified in Section 9.01(f) or Section 9.01(g), all of the Notes shall automatically become immediately due and payable, together with interest accrued and premium, if any, thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower and each other Loan Party, (B) if such event is an Event of Default specified in Section 9.01(a), any Lender may, at its option, declare by notice in writing to the Borrower all of its Notes to be, and all of its Notes shall thereupon be and become, immediately due and payable, together with interest accrued thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each other Loan Party, and (C) if such event is any other Event of Default, Lenders holding an aggregate Principal amount of greater than fifty percent (50%) or more of outstanding Notes may, at their option, declare by notice in writing to the Borrower all of its Notes to be, and all of its Notes shall thereupon be and become, immediately due and payable, together with interest accrued thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each other Loan Party.  The Principal amount of the Notes payable upon an Event of Default and acceleration pursuant to this Section 9.02 shall be an amount equal to the outstanding Principal amount of the Notes.

9.03           Other Remedies.

Subject to the provisions of the Intercreditor Agreements (a) if any Event of Default under Section 9.01(a), (f) or (g) shall occur and be continuing, any Lender, and (b) if any other Event of Default shall occur and be continuing, the Required Lenders, may proceed to protect and enforce its rights under this Agreement and the Notes by exercising such remedies as are available under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.  No remedy conferred in this Agreement upon any Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

9.04           Rescission of Acceleration.

The provisions of Section 9.02 are subject to the condition that if the Principal of and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in Section 9.01(e)(ii), the Required Lenders may, by written instrument filed with the Borrower, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

(a)           no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

(b)           all arrears of interest and Principal upon all the Notes and all other sums payable under the Notes and under this Agreement shall have been duly paid, unless the same specifically has been waived in writing by the Required Lenders; and

(c)           each and every other Event of Default shall have been made good, cured or waived;
and provided further that no such rescission and annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereto.

ARTICLE X.
MISCELLANEOUS

As further and special provisions set forth under this Agreement, the parties hereto further warrant, covenant, contract and agree each with the other as follows:

10.01           Entire Agreement.

This Agreement, the Loan Documents and other documents referred to herein and therein constitute the entire understanding among the parties as to the subject matter specifically referred to herein or therein.

10.02           Reimbursement of Expenses.

The Borrower agrees (a) to pay upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders (including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent and the Lenders) in connection with (i) the Lenders’ due diligence investigation in connection with, and the preparation, negotiation, execution, delivery of, this Agreement and the other Loan Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto and (ii) the administration, monitoring and review of the Notes (including, without limitation, out-of-pocket expenses for travel, meals, long-distance telephone calls, wire transfers, facsimile transmissions and copying), (b) to pay upon demand all reasonable out-of-pocket costs and expenses of the Lenders (including, without limitation, reasonable attorneys’ fees and expenses) in connection with (x) any refinancing or restructuring of the Notes, whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (y) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Loan Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, (c) to pay upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders and their assignees (including, without limitations, Attorney Costs) in connection with the assignment, transfers or syndication of the Notes and (d) to pay and hold the Administrative Agent and the Lenders harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Lenders), that may be payable in connection with the Notes contemplated by this Agreement and the other Loan Documents.

10.03           Survival of Agreements and Representations and Warranties.

All agreements, representations and warranties contained herein or made in writing by the Loan Parties (x) shall be considered to have been relied upon by the Lenders, (y) shall survive the execution and delivery of this Agreement, the Notes and payment therefor or termination of this Agreement and may be relied upon by any subsequent Lenders, regardless of any investigation made at any time by or on behalf of the Lenders and (z) shall continue in full force and effect until the repayment in full of the Notes and all other Subdebt Obligations (it being understood and agreed that indemnification obligations shall specifically survive the repayment of the Notes and Subdebt Obligations).

10.04           No Waiver.

No delay by or on behalf of the Lenders in exercising any rights conferred hereunder, and no course of dealing between the Lenders and the Borrower shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.

10.05           Binding Effect; Participations.

All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto, except that each of the Borrower and the other Loan Parties may not assign or transfer any of its respective rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of the Lenders.

10.06           Initial Holder.

The Borrower shall be entitled to treat and deal with the Lenders, and shall not be required to recognize any other Person as the holder of the Note, except after production of such Note duly endorsed for transfer, together with such documentation as the Borrower may reasonably require concerning compliance with federal or state securities laws, or after receipt by the Borrower of written notice from the Person theretofore entitled to be treated as the holder advising the Borrower of the transfer of such Note to such other Person and stating the latter’s address, together with such documentation as the Borrower may reasonably require concerning compliance with federal or state securities laws.

10.07           Cumulative Powers.

No remedy herein conferred upon the Lenders or any holder of the Note is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statute or otherwise.

10.08           Loss of Securities; Reissue of Securities in Lesser Denominations.

Upon:

(a)           receipt of evidence satisfactory to the Borrower of loss, theft, mutilation or destruction of the Note, and

(b)           in the case of any such loss, theft or destruction, upon delivery of indemnity in such form and amount as shall be reasonably satisfactory to the Borrower, or in the event of such mutilation, upon surrender and cancellation of such Note, the Borrower will make and deliver a new Note of like tenor, in lieu of such lost, stolen, mutilated or destroyed Note.  In addition, upon request of any holder of a Note, or other securities of the Borrower now or hereafter issued by the Borrower to the Lenders, and upon surrender of such Note, or other securities to the Borrower and compliance with any restrictive legends, the Borrower will reissue, in lesser denominations to parties designated by such holder, new certificates or other securities in the equivalent amounts of such other securities surrendered.

10.09           Communications.

All communications and notices provided for hereunder shall be sent by personal delivery, nationally recognized overnight courier, facsimile or registered or certified mail, to the Lenders and the Borrower at their addresses set forth on Schedule 10.09, respectively, or to such other address with respect to any party as such party shall notify the other parties hereto in writing.  Any notice required to be given hereunder by one party to another shall be deemed to have been received (i) when delivered, if personally delivered or sent via facsimile, or (ii) one day following delivery to a nationally recognized overnight courier or (iii) on the third business day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail.  Except as otherwise provided for herein, all requests for disclosure or other provision of information to be made or otherwise given by the Borrower shall be completed no later than ten (10) days following the receipt by the Borrower of a written request therefor in the manner described in this Section 10.09.

10.10           Form, Registration, Transfer and Exchange of Notes; Lost Notes.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Transferee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Notes at the time owing to it); provided that:

(i)           except in the case of an assignment of the entire remaining amount of the assigning Lender’s Notes at the time owing to it, or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund as defined in subsection (h) of this Section with respect to a Lender, shall not be less than $1,000,000 unless each of the Administrative Agent otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its Notes assigned;

(iii)           the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption (an "Assignment and Assumption") in form and substance acceptable to the Administrative Agent; and

(iv)           each Lender seeking to make an assignment hereunder shall use commercially reasonable efforts to make such an assignment to an assignee that is either not subject to or entitled to a complete exemption from United States withholding tax with respect to payments to be made under this Investment Agreement and under any Note.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the  assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement with respect to Borrower’s obligations surviving termination of this Agreement).  Upon request, Administrative Agent shall prepare and the Borrower shall execute and deliver a Note ("Replacement Note") to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of each Lender’s Notes owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may, without the consent of, but with prior notice to the Administrative Agent, sell participations to one or more entities (a "Participant") in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Notes owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) except to the extent consented to by Administrative Agent in its sole discretion with respect to each participation, any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

(e)           A Participant shall not be entitled to receive any greater payment than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Any Lender may make an assignment to any Person as provided for herein provided that (i) such Assignment is made in compliance with the Securities Act and any applicable state securities laws, (ii) such Lender has provided the Borrower with such information as to such Transferee’s compliance with applicable securities laws as reasonably may be requested by the Borrower.  The Borrower shall cooperate in connection with any such Transfer including providing such information to any Lender or such Lender’s proposed Transferee as, in the reasonable opinion of counsel to the transferor, may be necessary to satisfy the requirements of Rule 144A of the Securities Act in connection with any Transfer to a "Qualified Institutional Buyer" under such rule.  Upon any Transfer, the Transferee shall, to the extent of such Transfer, be entitled to exercise the rights of the Lender making such Transfer and shall thereunder be deemed a "Lender" under this Agreement.

(h)           Upon original issuance, and until such time as the same is no longer required under the applicable requirements of the Securities Act, each Note (and all securities issued in exchange therefor or substitution thereof) shall bear the following legend:

"THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW.  THIS NOTE MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED AS OF JULY 16, 2010, THE "SUBORDINATION AGREEMENT") BY AND AMONG GENERAL FINANCE CORPORATION (THE

"COMPANY"), UNION BANK (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, THE "SENIOR LENDER"), AND LAMINAR DIRECT CAPITAL, L.L.C., TO THE INDEBTEDNESS (INCLUDING ACCRUED INTEREST) OWED BY THE COMPANY PURSUANT TO THAT CERTAIN COMMERCIAL CREDIT AGREEMENT DATED AS OF MARCH 28, 2008 BY AND BETWEEN THE COMPANY, AND THE SENIOR LENDERS, AND THE OTHER DOCUMENTS RELATED THERETO AS SUCH LOAN AGREEMENT AND OTHER DOCUMENTS HAVE BEEN AMENDED AND MAY BE FURTHER AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS THEREUNDER AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

The Borrower shall, from time to time at the request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate, all further instruments as may in such Lender’s reasonable opinion be necessary or advisable to give full force and effect to any Transfer and shall provide to such Lender or to such party or parties as such Lender may designate all such information as such Lender reasonably may request.

10.11           Confidentiality; Public Announcements.

(a)           Each Lender shall use its best efforts not to make public disclosure of any information designated by the Borrower in writing as confidential, including financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by the Borrower in connection with the Notes contemplated by this Agreement; provided, however, that the foregoing shall not be construed, now or in the future, to apply to any information reflected in any recorded document, information which is independently developed by such Lender, information obtained from sources other than the Borrower or information that is or becomes in the public domain other than through the fault of such Lender, nor shall it be construed to prevent such Lender from (i) making any disclosure of any information (A) if required to do so by any requirement of Law, (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspect of the Lender’s business or that of the Borrower or affiliates of such Lender in connection with the exercise of such authority or claimed authority, or (C) pursuant to subpoena; or (ii) to the extent such Lender or its counsel deems necessary or appropriate to do so to effect or preserve its security for any applicable investment or financing or to enforce any remedy provided herein or in any applicable investment or financing documents or otherwise available by law; or (iii) making, on a confidential basis, such disclosures as such Lender deems necessary or appropriate to such Lender’s legal counsel or accountants (including outside auditors); or (iv) making such disclosures as such Lender reasonably deems necessary or appropriate to any bank or financial institution or other entity, and/or counsel to or other representatives of such bank or financial institution or other entity, to which such Lender in good faith desires to sell an interest in any applicable investment or financing; provided, however, that such bank, financial institution or other entity or counsel to or representative thereof, agrees to take reasonable steps to maintain the confidentiality of such disclosures; or (v) making such disclosures to (x) any bank or financial institution and (y) S&P, Moody’s and/or other ratings agency, as such Lender reasonably deems necessary or appropriate in connection with such Lender’s obtaining financing; provided, however, that such bank, financial institution, S&P, Moody’s and/or such other ratings agency agrees to take reasonable steps to maintain the confidentiality of such disclosures; or (vi) making such disclosures to its investors or potential investors as such Lender reasonably deems necessary or appropriate; provided, however, that such investors or potential investors shall be informed of the confidentiality of such information.

(b)           The Required Lenders shall have the right to review and approve, such approval not to be unreasonably withheld, any public announcement or public filing made after the Closing Date relating to the Note, or to the Lenders in any way before any such announcement or filing is announced or filed, provided, however, no review or approval shall be required for any such announcement or filing required to be announced or filed by law.  In addition, the Lenders shall provide the Borrower an opportunity to review and approve any public announcement issued by the Lenders specifically relating to the Note, such approval not to be unreasonably withheld or delayed; provided, however, no review or approval shall be required for any such announcement required to be announced by law; provided further, the Lenders shall provide the Borrower with an advance copy of any regulatory filings or tombstone ads prepared by or on behalf of the Lenders, but shall not be required to obtain approval by the Borrower.

10.12           Governing Law.

This Agreement shall be governed in all respects by the laws of the State of New York without regard to conflicts of laws.

10.13           Headings.

The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

10.14           Multiple Originals.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.15           Amendment or Waiver.

This Agreement may be amended, and the Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if the Borrower shall obtain the prior written consent of the Required Lenders to such amendment, action or omission to act; provided, however, that, without the prior written consent of all of the Lenders, no such agreement shall (i) decrease or forgive the Principal amount of, or extend the Maturity Date of any Note, or decrease the rate of interest or premium on the Note, or any fees or other amounts payable hereunder, (ii) effect any waiver, amendment or modification that by its terms changes the amount, allocation, payment or pro rata sharing of payment on or among the Notes, or any date fixed by this Agreement or any other Loan Document for any payment of Principal, interest or premium, (iii) amend the provisions of this Section 10.15, the definition of the term "Required Lenders" or of the term "Note", (iv) release all or substantially all of the Guarantors from their guaranty obligations under the applicable Loan Documents, except in the case of a Subsidiary of the Borrower, to the extent such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, or (v) release the Borrower from its obligations under the Loan Documents.  Each holder of a Note, at the time or times thereafter outstanding, shall be bound by any consent authorized by this Section 10.15, whether or not the Note shall have been marked to indicate such consent.

10.16           Waiver of Jury Trial.

THE LENDERS AND THE BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENT, INSTRUMENT OR

DOCUMENT CONTEMPLATED HEREBY OR DELIVER IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

10.17           Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE.  EACH OF THE LOAN PARTIES IRREVOCABLY AGREES THAT ALL SERVICE OF PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SCHEDULE 10.09 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDERS SHALL HAVE BEEN NOTIFIED PURSUANT THERETO, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE LENDERS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURT OF ANY OTHER JURISDICTION.

10.18           Indemnification; Damage Waiver.

(a)           The Loan Parties, jointly and severally, and without limitation as to time, will defend and indemnify the Lenders and their respective officers, directors, managers, employees, attorneys and agents (each, an "Indemnified Party") against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the costs of preparation and attorneys’ fees and expenses) (collectively, the "Losses") incurred by any Indemnified Party as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by any Loan Party herein, (ii) any breach of any covenant, agreement or obligation of any Loan Party contained in any of the Loan Documents or (iii) any investigation or proceeding against a Loan Party or any Indemnified Party and arising out of or in connection with this Agreement or any of the Loan Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Transaction Document or such other documents and the transactions contemplated hereby or thereby, other than any Losses resulting from action on the part of such Indemnified Party which is finally determined in such proceeding to be primarily and directly a result of such party’s gross negligence or willful misconduct.  Each Loan Party agrees to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom.  The Lenders agrees to reimburse the Borrower for any payments made by the Borrower to the Lenders pursuant to this paragraph for Losses which are finally determined in such proceeding to primarily and directly result from the gross negligence or willful misconduct of the Lenders.  The obligations of the Loan Parties under this paragraph will survive any transfer of the Notes by the Lenders and the termination of this Agreement.  In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Loan Parties will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party’s Losses in such proportions as appropriately reflect the relative benefits received by and fault of the Borrower and such Indemnified Party in connection with the matters as to which such Losses relate and other equitable considerations.

(b)           If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Borrower with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Borrower shall not relieve the Loan Parties from their obligations hereunder except to the extent the Borrower are prejudiced thereby.  The Loan Parties shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses.  The Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party, unless (i) the Loan Parties have failed to assume the defense and employ counsel as provided herein, (ii) the Loan Parties have agreed in writing to pay such fees and expenses of separate counsel or (iii) an action, proceeding, or investigation has been commenced against both the Indemnified Party and/or a Loan Party and representation of both such Loan Parties and the Indemnified Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties.  In the case of any circumstance described in clauses (i), (ii) or (iii) of the immediately preceding sentence, the Loan Parties shall be responsible for the reasonable fees and expenses of such separate counsel; provided, however, that the Borrower shall not in any event be required to pay the fees and expenses of more than one separate counsel (and, if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for all Indemnified Parties.  The Loan Parties shall be liable only for settlement of any claim against an Indemnified Party made with the Loan Parties’ written consent.

(c)           To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.19           Regulatory Requirements.

In the event of any reasonable determination by any Lender that, by reason of any existing or future federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a "Regulatory Requirement"), such Lender is effectively restricted or prohibited from holding any of the Notes, or otherwise realizing upon or receiving the benefits intended under the Notes, the Borrower shall, and shall cause their Subsidiaries, to take such action as such Lenders and the Borrower shall jointly agree in good faith to be reasonably necessary to permit such Lenders to comply with such Regulatory Requirement.  The reasonable costs of taking such action shall be borne by the Borrower.

10.20           USA Patriot-Act Notice.

Each Lender (for itself and not on behalf of any Lender) hereby notifies each of the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each of the Loan Parties and other information that will allow such Lender, as applicable, to identify each Loan Party in accordance with the Act.

ARTICLE XI.
AGENCY PROVISIONS

11.01           Appointment.

Each of the Lenders hereby irrevocably designates and appoints Laminar as the Administrative Agent of such Lender (or the Lenders represented by it) under this Agreement and the other Loan Documents for the term hereof (and Laminar hereby accepts such appointment) and each such Lender irrevocably authorizes Laminar to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent.  Any reference to the Administrative Agent in this Agreement or the other Loan Documents shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity, if any, as a Lender.

11.02           Delegation of Duties.

The Administrative Agent may execute any of its respective duties under this Agreement or the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

11.03           Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

11.04           Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Administrative Agent shall have actual notice of any transferee.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future Lenders.

11.05           Notices of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Loan Document unless it has received notice of such Event of Default in accordance with the terms of hereof or thereof or notice from a Lender or the Borrower referring to this Agreement or the other Loan Documents, describing such Event of Default and stating that such notice is a "notice of default."  In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement or the other Loan Documents expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

11.06           Non-Reliance on the Administrative Agent and Other Lenders.

Each of the Lenders expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each of the Lenders, represents that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

11.07           Indemnification.

Each of the Lenders hereby agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 11.07 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Loan Documents.

11.08           The Administrative Agent in Its Individual Capacity.

The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not an Administrative Agent hereunder.  With respect to any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the term "Lenders" shall include the Administrative Agent in its individual capacity.

11.09           Resignation of the Administrative Agent; Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing).  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11.09 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.  If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

11.10           Reimbursement by Lenders.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.02 or Section 10.18 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  For the purposes of this Section 11.10, the "applicable percentage" of a Lender shall be the percentage of the total aggregate principal amount of the Notes represented by the Notes held by such Lender at such time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

GENERAL FINANCE CORPORATION

By:           /s/ Christopher A. Wilson
Name:      Christopher A. Wilson
Title:        General Counsel

ADMINISTRATIVE AGENT:	LAMINAR DIRECT CAPITAL, L.L.C. as Administrative Agent By: /s/ Robert T. Ladd Name: Robert T. Ladd Title: Authorized Signatory

LENDERS:	SPV CAPITAL FUNDING, L.L.C. By: /s/ Robert T. Ladd Name: Robert T. Ladd Title: Authorized Signatory

SCHEDULE 3.01

ISSUE PRICE OF NOTES

Name of Purchaser	Name in which to Register Notes	Principal Amount of Notes	Issue Price for Notes	Payment Wire Instructions
SPV Capital Funding, L.L.C.	Same	$15,000,000	$15,000,000	VIA WIRE TRANSFER TO: State Street Bank and Trust Boston, MA ABA #: 011000028 Credit: SPV Capital Funding, L.L.C. Acct # : 00602854 FFC: ESH9 Attn: Bill Reilly Ref: General Finance Corporation

SCHEDULE 10.09

ADDRESSES OF THE LOAN PARTIES AND LENDERS

ADDRESS OF THE BORROWER AND OTHER LOAN PARTIES:

Borrower:

General Finance Corporation
39 East Union Street
Pasadena, California 91103
Attention: Charles E. Barrantes
Telephone: (626) 584-9722 ext. 1007
Facsimile: (626) 795-8090

Other Loan Parties:

[Name of applicable Loan Party]
39 East Union Street
Pasadena, California 91103
Attention: Christopher A. Wilson, Esq.
Facsimile:  (626) 795-8090

ADDRESS OF LENDER AND ADMINISTRATIVE AGENT:

Laminar Direct Capital, L.L.C., as Administrative Agent
10000 Memorial Dr., Suite 500
Houston, Texas  70024
Telephone:                      (713) 292-5404
Facsimile:                      (713) 292-5454
Attention:                      Debbie Blank

SPV Capital Funding, L.L.C., as Lender
10000 Memorial Dr., Suite 500
Houston, Texas  70024
Telephone:                      (713) 292-5404
Facsimile:                      (713) 292-5454
Attention:                      Debbie Blank

With a copy (which shall not constitute notice) to:

Laminar Direct Capital, L.L.C.
One Embarcadero Center, Suite 3860
San Francisco, CA 94111
Attention:                      John W. Felix, Director
Telephone:                      (415) 268-2801
Facsimile:                      (415) 268-2850

With a copy (which shall not constitute notice) to:

D. E. Shaw & Co., L.P.
1166 Avenue of the Americas, 5th Floor
New York, New York  10036
Attention:                      General Counsel and Chief of Staff, Executive Committee
Telephone:                      (212) 478-0000
Facsimile:                      (212) 478-0100

With a copy (which shall not constitute notice) to:

Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
Attention:  John S. Chinuntdet, Esq.
Telephone:                      (704) 331-3502
Facsimile:                      (704) 378-1950